Exhibit 10.3

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 22nd day of February, 2019, by and between First Northwest Bancorp (the "Company") and its wholly owned subsidiary, First Federal Savings and Loan Association of Port Angeles ("First Federal"), and Laurence J. Hueth (the "Employee") and is effective as of February 22, 2019 (the "Effective Date").
RECITALS
A.    First Federal desires to employ the Employee, and the Employee desires to be employed by First Federal.
B.    It is anticipated that the Employee will make a major contribution to the success of the Company and First Federal in the position of President of First Federal and Chief Executive Officer of the Company.
C.    The board of directors of the Company and the board of directors of First Federal (collectively, the "Board of Directors," and separately the "Company Board of Directors" and the "First Federal Board of Directors," respectively) recognize the possibility of a Change in Control (as defined in Section 3(e) below) of the Company or First Federal and that this possibility, along with the uncertainty and questions that may arise among management, may result in the departure or distraction of key management to the detriment of the Company, First Federal, and their respective shareholders.
D.    The Board of Directors believes that it is in the best interests of the Company and First Federal to enter into this Agreement with the Employee in order to ensure high-quality management of the Company, First Federal, and their subsidiaries.
The parties therefore agree as follows:
1.Term. The term ("Term") of this Agreement is three years beginning on the Effective Date, unless terminated earlier in accordance with Section 3. Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the Term will be extended for one year in addition to the then-remaining Term, as long as: (a) neither the Employee nor the Company or First Federal has given notice to the other in writing at least 90 days before the anniversary that the Term will not be extended further; and (b) before the anniversary, the Board of Directors or a committee that has been delegated authority to act on such matters by the Board of Directors (the "Committee") explicitly reviews and approves the extension. "Term" refers to both the initial Term and extended terms.

Exhibit 10.3

2.    Terms of Employment.
(a)    Position and Duties.
(i)    The Employee will serve as President of First Federal and Chief Executive Officer of the Company, with the duties and responsibilities that are customarily assigned to such positions, and will have other powers and duties as prescribed by the Board of Directors from time to time. The Employee will also render services to any subsidiary or subsidiaries of the Company or First Federal as requested by the Board of Directors from time to time consistent with the Employee's executive position. The Employee will report to the Board of Directors and be subject to and must abide by each of the personnel policies applicable to senior executives and employees of the Company and of First Federal.
(ii)    While employed by First Federal, but excluding any periods of vacation and sick leave to which the Employee is entitled under this Agreement, the Employee will be employed on a full-time basis and agrees to devote the time necessary to discharge the responsibilities assigned to the Employee and to use the Employee's reasonable best efforts to perform these responsibilities faithfully and efficiently. The Employee may (A) with the prior written approval of the chair of the Board of Directors (which will not be unreasonably withheld), serve on corporate, civic, or charitable boards or committees, and (B) manage personal investments, so long as these activities do not interfere with the performance of the Employee's responsibilities to the Company and First Federal and the Employee's compliance with this Agreement, including but not limited to Sections 8 and 9, or give rise to violations of applicable securities laws.
(b)    Compensation.
(i)    Annual Base Salary. Beginning on the Effective Date, the Employee will receive an annual base salary (the "Annual Base Salary") at a rate of $288,907.00, payable in accordance with the First Federal's normal payroll policies. The Annual Base Salary will be reviewed and adjusted from time to time to reflect amounts approved by the Board of Directors or the Committee. Performance and salary reviews will occur at least annually in accordance with First Federal's normal performance-review policies and practices for executives.
(ii)    Incentives and Bonuses. The Employee will be eligible for incentive opportunities as a percentage of the Employee's Annual Base Salary and as authorized and declared by the Board of Directors or the Committee for executive officers. Incentive payments provided for under this Agreement must be paid no later than 75 days after the end of the year in which the Employee obtains a legally binding right to those payments (or another time that still qualifies the payment as a "short-term deferral" under Internal Revenue Code (the "Code") Section 409A (hereinafter, "Section 409A"). The Employee will also be entitled to participate in an equitable manner with all other executive officers of First Federal in any performance-based and discretionary

Exhibit 10.3

bonuses that are authorized and declared by the Board of Directors or the Committee for executive officers.
(iii)    Vacation and Sick Leave. The Employee is entitled to (A) annual paid vacation in accordance with the policies established by the Board of Directors or the Committee for executive officers, and (B) voluntary leaves of absence, with or without pay, from time to time at the times and upon the conditions as the Board of Directors or the Committee may determine in its discretion. Employee will be paid for all accrued unused vacation upon termination of employment. In addition, the Employee is entitled to seven days of annual sick leave. Unused sick leave may be accumulated until retirement or separation (without limitation). After completing five full years of service, the Employee will be paid for one-half of the unused sick leave, not to exceed 240 hours, upon termination of employment. The Employee will not receive any additional compensation from First Federal for unused sick leave, except to the extent authorized by the Board of Directors or the Committee in writing. Payments of accrued vacation pay or unused sick leave as soon as reasonably and administratively practicable and as required by applicable law following the Employee's Date of Termination.
(iv)    Other Employee Benefit Plans. While employed by First Federal, the Employee will be eligible for participation in all benefits under all plans, practices, policies, and programs provided by First Federal on terms that are no less favorable than those generally applicable or made available to other executives of the First Federal. The Employee will be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including without limitation expense reimbursement plans, practices, policies, and programs) on a basis that is no less favorable than those generally applicable or made available to First Federal's other executive officers, including but not limited to supplemental retirement, deferred compensation program, supplemental medical or life insurance plans, company cars, club dues, physical examinations, and financial planning and tax preparation services, in accordance with the terms and conditions of any applicable plan, program, or policy.
3.    Termination of Employment.
(a)    Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon at least 90 days' written notice to the Company and First Federal or a shorter period as agreed on between the Employee and the Board of Directors. In the event of such a voluntary termination, the Company and First Federal are jointly obligated to continue to pay to the Employee the Annual Base Salary and provide benefits under this Agreement only through the Date of Termination, at the time those payments are due, and will have no further obligation to the Employee under this Agreement.

Exhibit 10.3

(b)    Good Reason. The Employee's employment may be terminated by the Employee with or without Good Reason. For purposes of this Agreement, "Good Reason" means, in the absence of the Employee's written consent, any of the following:
(i)    A material diminution in the Employee's base compensation;
(ii)    A material diminution in the Employee's authority, duties, or responsibilities; or
(iii)    A material change in the geographic location at which the Employee must perform services of more than 35 miles.
If any of the foregoing circumstances arise, the Employee must provide notice to the Company and First Federal of the existence of a condition described above within 90 days of the initial existence of the condition upon the notice of which the Company and First Federal must be given at least 30 days to remedy the condition. If the condition is not remedied within those 30 days, and the Employee voluntarily terminates (other than due to Disability, as defined in Section 3(g) below) his employment within 60 days after that 30-day period, then the termination will be deemed to have been for Good Reason.
(c)    Cause. First Federal may terminate the Employee's employment either with or without Cause (as defined below). The Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose, stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described herein and specifying the particulars thereof in detail. In the event of termination of employment for Cause, the Company and First Federal must jointly pay to the Employee the Annual Base Salary and provide benefits under this Agreement only through the Date of Termination, and will have no further obligation to the Employee under this Agreement. For purposes of this Agreement, "Cause" means:
(i)    embezzlement, willful misconduct, gross negligence, dishonesty, or other fraudulent acts involving First Federal or the Company or First Federal and the Company's business operations or in the performance of the Employee's duties under this Agreement, including but not limited to the Employee's refusal to comply with legal directives of the Board of Directors;
(ii)    a material breach of the Employee's fiduciary duties to the Company or First Federal if the breach has not been remedied or is not being remedied to the Company's and First Federal's reasonable satisfaction within 30 days after written notice, including a detailed description of the breach, has been delivered to the Employee;

Exhibit 10.3

(iii)    willful material breach of Section 9 of this Agreement or a confidentiality policy of the Company or First Federal;
(iv)    an order or directive from a state or federal banking regulatory agency requesting or requiring either temporary or permanent removal of the Employee or a finding by such an agency that the Employee's performance threatens the safety or soundness of the Company, First Federal, or any of their subsidiaries;
(v)    an act or omission that materially injures the Company's or First Federal's reputation, business affairs, or financial condition, if that injury could have been reasonably avoided by the Employee, including but not limited to conviction or a plea of nolo contendere of a felony or crime involving dishonesty or moral turpitude.
(d)    Qualifying Termination. A "Qualifying Termination" occurs if (i) First Federal terminates the Employee's employment for any reason other than for Cause, disability, or death, or (ii) the Employee terminates employment for Good Reason. If a Qualifying Termination occurs prior to or more than 24 months following a Change in Control (defined in paragraph (e) below) that occurs during the term of this Agreement, and contingent on receipt of an executed and unrevoked release of claims as described in Section 3(j) (the "Release"), the Company and First Federal jointly must: (A) pay a lump sum to the Employee within 7 days commencing on the effective date of the executed and unrevoked Release: (1) the Employee's Annual Base Salary at the rate in effect immediately before the Date of Termination, and (2) the pro rata portion of any incentive award or bonus earned for the year in which the Date of Termination occurs (with proration determined based on the number of months in the fiscal year in which the Employee is employed with the First Federal), the amount of which, if any, is to be determined by the First Federal Board of Directors in its sole discretion, and (B) pay to the Employee within 7 days of the effective date of the executed and unrevoked release a lump sum in the amount of $28,000.00, which is equivalent to the cost of coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for the Employee and eligible dependents for a period of 12 months at the same level of benefits that the Employee had elected on the Date of Termination, provided the Employee and/or eligible dependents timely elect continuation coverage under COBRA within the time period prescribed pursuant to COBRA, and otherwise qualify for continued coverage. A Qualifying Termination does not include termination for Cause, termination because of death or disability under Sections 3(f) and 3(g) of this Agreement, voluntary termination, or retirement.
(e)    Change in Control. If the Employee experiences a Qualifying Termination within 24 months following a Change in Control, contingent on receipt of an executed and unrevoked Release, the Company and First Federal jointly must: (i) pay to the Employee, as soon as reasonably and administratively practicable after the effective date of the executed and unrevoked Release, a lump sum payment in an amount equal to 2.75 times the average of the Employee's five prior years' Annual Base Salary (if the payment period begins and ends in different taxable years, the Employee

Exhibit 10.3

shall not have the right to designate the taxable year in which the payment will be made) and (ii) pay to the Employee as soon as reasonably and administratively practicable after the effective date of the executed and unrevoked release a lump sum in the amount of $28,000.00, which is equivalent to the cost of coverage under COBRA for the Employee and eligible dependents for a period of 12 months at the same level of benefits that the Employee had elected on the Date of Termination, provided the Employee and/or eligible dependents timely elect continuation coverage under COBRA within the time period prescribed pursuant to COBRA, and otherwise qualify for continued coverage.
(i)    Payments of accrued vacation pay or unused sick leave and as required by applicable law following the Employee's Date of Termination.

"Change in Control" means a change in the ownership or effective control of the Company or First Federal or a change in the ownership of a substantial portion of the assets of the Company or First Federal, as defined in Treasury Regulation § 1.409A-3(i)(5) or in subsequent regulations or other guidance issued by the Internal Revenue Service. For purposes of illustration, a Change in Control generally occurs on the date that:
(ii)    Any one person, or more than one person acting as a group, acquires ownership of the Company's stock or First Federal's stock that, together with stock already held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Company's stock or First Federal's stock;
(iii)    Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition), ownership of Company stock or First Federal stock that constitutes 35 percent or more of the total voting power of the Company's stock or First Federal's stock;
(iv)    A majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the appointment or election; or
(v)    Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition), assets from the Company or First Federal that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the Company's assets or First Federal's assets immediately before the acquisition.
(f)    Death. If the Employee dies while employed under this Agreement and before any termination of employment, the Company and First Federal jointly must pay to the Employee's

Exhibit 10.3

estate, or to the person whom the Employee may have previously designated in writing, the Annual Base Salary that was not previously paid to the Employee that the Employee would have earned if the Employee had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided below through such date.
(g)    Disability. If the Company determines in good faith that the Disability of the Executive has occurred while the Executive is employed by the Company (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 3(h) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"); provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 90 consecutive days, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.
(h)    Notice of Termination. Any termination by First Federal for Cause, or by the Employee for Good Reason, must be communicated by notice of termination to the other party given in accordance with Section 11(a) of this Agreement.
(i)    Date of Termination. "Date of Termination" means (i) if the Employee's employment is terminated by the First Federal for a reason other than disability or death, the date that First Federal provides the notice of the termination of the Employee's employment with First Federal or any later date specified by the notice within 30 days of the notice, as the case may be, (ii) if the Employee's employment is terminated by the Employee without Good Reason, 90 days' after the employee provides written notice to the Company and First Federal or a shorter period as agreed on between the Employee and the Board of Directors, as the case may be, (iii) if the Employee's employment is terminated by the Employee with Good Reason, the date that the Employee provides the notice of termination of Employee's employment with First Federal, or (iv) if the Employee's employment is terminated by reason of death or disability, the date of death of the Employee or the Disability Effective Date, as the case may be.
(j)    Release of Claims. The termination benefits described in Sections 3(d) and 3(e) of this Agreement are conditioned on the Employee's delivering to the Company and First Federal within 46 days following the Date of Termination, and not revoking, a signed release of claims in a form provided by the Company and First Federal. Notwithstanding any provision of this Agreement to the contrary, the timing of the Employee's execution of the release, directly or

Exhibit 10.3

indirectly, result in the Employee's designating the calendar year of payment. To the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment must be made in the later taxable year, as promptly as practicable following the later of (i) the execution of the release and (ii) the first business day of the later taxable year.
4.    Full Settlement. The Company's and First Federal's obligations and otherwise performance under this Agreement will not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that the Company or First Federal may have against the Employee or others. The Employee is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and those amounts may not be reduced whether or not the Employee obtains other employment.
5.    Section 280G. If any payments or benefits otherwise payable to the Employee (a) constitute "parachute payments" within the meaning of Section 280G of the Code, and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then those payments and benefits must be either (i) delivered in full, or (ii) delivered to a lesser extent only if no portion of the payments and benefits would be subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the Employee's receiving on an after-tax basis, the greatest amount of benefits. Any reduction in payments or benefits required by this provision is to occur in the following order: (A) reduction of cash payments that are exempt from Section 409A; (B) reduction of vesting acceleration of equity awards; and (C) reduction of other benefits paid or provided to the Employee. If acceleration of vesting of equity awards is to be reduced, the acceleration of vesting is to be canceled in a manner that results in the maximum economic benefit to the Employee subject to compliance with Section 409A.
6.    Successors.
(a)    This Agreement is personal to the Employee, who may not assign it and without the Company's and First Federal's written consent. This Agreement will inure to the benefit of and be enforceable by the Employee's legal representatives, heirs, or legatees.
(b)    This Agreement will inure to the benefit of and be binding on the Company and First Federal and its successors and assigns.
(c)    The Company and First Federal must require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and First Federal to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and First Federal would be required to perform it if the succession had not taken place.

Exhibit 10.3

7.    Governing Law; Arbitration. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the state of Washington. Any dispute or controversy arising under or in connection with this Agreement must be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Company, First Federal, or both may resort to the Superior Court of Clallam County, Washington, for injunctive and other relief as available if the Employee engages in conduct after termination of this Agreement that amounts to a violation of Sections 8 and 9 hereof or violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectancies of the Company or First Federal.
8.    Restrictive Covenants.
(a)    Noncompetition. The Employee agrees that, during the Employee's employment with First Federal, and for a period of one year thereafter (collectively, the "Noncompetition Period"), the Employee will not directly or indirectly become interested in, as a "founder," organizer, principal shareholder, director, officer, or employee of or consultant to any bank, savings bank, savings and loan association, credit union, or similar financial institution or holding company of such an entity, now existing or organized hereafter, that competes or may compete with the Company, First Federal or any of their affiliates or subsidiaries (for purposes of this Section 8, collectively, the "Company"), including any successor, within any county in which the Company operates a full-service branch office or lending center. But the Employee will not be deemed a "principal shareholder" unless (i) the Employee's investment in such an institution exceeds one percent of the institution's outstanding voting securities or (ii) the Employee is active in the organization, management, or affairs of the institution. The provisions restricting competition by the Employee may be waived by action of the Board of Directors.
(b)    Noninterference. During the Noncompetition Period, the Employee shall not directly or indirectly (i) solicit or attempt to solicit any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company, (ii) solicit or attempt to solicit any customers or potential customer whom the Company actively solicited at any time during the 12-month period before the Employee's Date of Termination (the "Customers"), including but not limited to all successors, owners, directors, partners, and management personnel of the Customers, to cease doing business with the Company or to otherwise divert the Customers' business from the Company, or (iii) solicit or attempt to solicit any supplier, licensee, or other business associates of the Company to cease doing business with the Company.
(c)    Interpretation. The parties agree that the terms of paragraphs (a) and (b) of this Section 8 (collectively, the "Restrictive Covenants," are reasonable as to both time and scope. The parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of the Company's and First Federal's business and goodwill; (ii) that the Restrictive Covenants are not

Exhibit 10.3

any greater than are reasonably necessary to secure the Company's and First Federal's business and goodwill; and (iii) that the degree of injury to the public from the loss of the service and skill of the Employee or the restrictions placed on the Employee's opportunity to make a living with the Employee's skills upon enforcement of the Restrictive Covenants, does not and will not warrant nonenforcement of them. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement determines that the restrictive covenants set forth in this Section 8 are unreasonably broad, the parties hereby authorize and direct the court or administrative body to narrow them so as to make them reasonable, given all relevant circumstances, and to enforce them. The covenants in this Section 8 will survive termination of this Agreement.
9.    Confidentiality.
(a)    Nondisclosure. The Employee may not use or disclose any confidential information (as defined in paragraph (c) below) either during or following the term of this Agreement, except as required by the Employee's duties under this Agreement or as otherwise allowed under subsection (b) below. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing limits the Employee's rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. The Employee is hereby notified that the immunity provisions in 18 USC § 1833 provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade-secret that is made (i) in confidence to federal, state, or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the individual's attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for the lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except in response to court order.
(b)    Exceptions. The Employee's nondisclosure obligation under paragraph (a) above does not apply to any use or disclosure that is:
(i)    Made with the prior written consent of the Board of Directors;
(ii)    Required by a court order or a subpoena from a government agency (as long as the Employee first provides the Company and First Federal with reasonable notice of the court order or subpoena in order to allow the Company and First Federal the opportunity to contest the requested disclosure); or

Exhibit 10.3

(iii)    Of confidential information that has been previously disclosed to the public by the Company or First Federal or is in the public domain (other than because of the Employee's breach of this Agreement).
(c)    Confidential Information. "Confidential Information" includes any of the Company's or First Federal's (or its subsidiaries' or affiliates') trade secrets, customer or prospect lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information (including data and other information relating to members of the Board of Directors and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other similar financial, commercial, business, or technical information of any kind that the Company or First Federal or any of their subsidiaries or affiliates has received from service providers, other vendors, or customers that these third parties have designated as confidential or proprietary.
(d)    Survival. This Section 9 will survive the termination of the Employee's employment.
10.    Sanctions; Remedial Actions.
(a)    Cessation of Remaining Payments and Compensation; Right to Recover Previous Payments. If the Employee violates Section 8 or Section 9, any remaining payments or compensation, of any nature, due to the Employee under this Agreement will immediately cease, and the Company and First Federal may recover, at any time and in its sole discretion, all payments and other compensation (of whatever nature) paid to the Employee (or their equivalent value, in the case of insurance or other nonmonetary payments) after the violation occurred.
(b)    Injunctive Relief. The Employee recognizes and agrees that any breach of the covenants set forth in Section 8 or 9 by the Employee will cause immediate and irreparable injury to the Company and First Federal, and the Employee hereby authorizes recourse by the Company and First Federal to injunction or specific performance, as well as to other legal or equitable remedies to which the Company or First Federal may be entitled. Employee agrees that the Company and First Federal need not post any bond as a condition of seeking such relief and that the prevailing party in any litigation or arbitration to enforce Section 8 or 9 will be entitled to its reasonable attorney fees.
11.    Miscellaneous.
(a)    All notices and other communications under this Agreement must be in writing and given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

Exhibit 10.3

If to the Employee: At the most recent address on file at First Federal;
If to the First Federal or the Company: 105 West 8th Street, Port Angeles, Washington 98632; or
to another address that either party furnishes to the other in writing. Notice and communications are effective when actually received by the addressee.
(b)    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.
(c)    This Agreement may be executed by scan signatures or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts are to be construed together and constitute one and the same instrument.
(d)    The Company and First Federal may withhold from any amounts payable under this Agreement the federal, state, local, or foreign taxes as required to be withheld under any applicable law or regulation.
(e)    Any provision of this Agreement that by its terms continues after the expiration of this Agreement or the termination of the Employee's employment will survive in accordance with its terms.
(f)    This Agreement is intended to comply with the requirements of Section 409A and its applicable regulations. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, that provision is to be read in such a manner so that all payments due under this Agreement comply with Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of payment. Each payment under this Agreement is to be treated as a separate payment for purposes of Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee's separation from service within the meaning of Section 409A, the Employee is considered a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), and if any payment that the Employee becomes entitled to under this Agreement is deferred compensation subject to interest, penalties and additional tax imposed under Section 409A(a)(2)(B)(i), then no such payment will be payable before the date that is the earlier of (i) six months and one day after the Employee's separation from service or (ii) the Employee's death. In no event will the Date of Termination be deemed to occur until the Employee experiences a "separation from service" within the meaning of Section 409A, and notwithstanding anything contained in this Agreement to the contrary, the date on which the separation from service takes place will be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A, including, when applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year does not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the

Exhibit 10.3

reimbursement of an eligible expense is made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company and First Federal make no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A.
(g)    Except as explicitly set forth in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all prior agreements, oral or written, between the parties with respect to its subject matter.

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Exhibit 10.3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

FIRST NORTHWEST BANCORP By: Its:
FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES By: Its:
EMPLOYEE